UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 26, 2025

Blaize Holdings, Inc.
(Exact name of Registrant as Specified in Its Charter)

Delaware	001-41139	86-2708752
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4659 Golden Foothill Parkway, Suite 206
El Dorado Hills, California		95762
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 916 347-0050

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	BZAI	The Nasdaq Stock Market
Warrants, each whole warrant exercisable for one share of common stock at an exercise price of $11.50 per share	BZAIW	The Nasdaq Stock Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Blaize Holdings, Inc. (the “Company”) entered into a Change in Control and Severance Agreement in substantially the form attached as Exhibit 10.1 (“Severance Agreement”) with Santiago Fernandez-Gomez, Vice President of Platform Engineering, on December 26, 2025, and with Harminder Sehmi, Chief Financial Officer, on January 4, 2026. The form of Severance Agreement was approved by the board of directors of the Company (“Board”) on November 5, 2025, to provide severance benefits for certain senior executives of the Company, including its named executive officers (each, an “Executive”) in the event of an involuntary termination of their employment under certain circumstances, including a termination in connection with a change in control.

The form of Severance Agreement has a term of four (4) years, and renews automatically for successive one-year terms unless a notice of non-renewal is provided by the Company or the Executive. Upon an involuntary termination of an Executive by the Company without cause, or due to death or disability, which is not in connection with a change in control (a “Non-Change in Control Termination”), the form of Severance Agreement provides that an Executive will be eligible to receive a lump sum severance payment equal to six (6) months of the Executive’s annual base salary, Company-paid medical (including dental and vision) continuation benefits for the Executive and payment of 75% of the premiums for Executive’s dependents, and if the Executive has been employed for at least twelve (12) months at the time of termination, accelerated vesting of time-based equity awards which otherwise would have vested within twelve (12) months of the termination. For any equity awards which are performance-based, a pro-rata portion (based on the number of months of service from the grant date) of the award will vest assuming target level of performance. In addition, any vested stock options will remain outstanding and exercisable for twelve (12) months following termination.

If an Executive’s employment with the Company is terminated by an Executive for good reason, or by the Company involuntarily without cause or due to death or disability, during the period starting three (3) months prior to a change in control and ending twelve (12) months following a change in control, the Executive will be eligible to receive a lump sum severance payment equal to twelve (12) months of the Executive’s annual base salary as in effect immediately prior to the Change in Control (or if greater, immediately prior to the Executive’s termination of employment), and a lump sum payment equal to a pro-rata portion of the Executive’s target incentive bonus for the fiscal year in which the Executive’s termination of employment occurs. Additionally, the Executive will be eligible for the same medical benefits and extended stock option exercise period as provided for a Non-Change in Control Termination. Finally, one hundred percent (100%) of Executive’s equity awards will immediately vest as of the date of termination, with performance-based equity awards vesting at a deemed target level performance; however, the Company’s compensation committee of the Board may determine that vesting should be deemed at a higher level, including based on actual performance.

“Change in control” is defined in the Company’s 2025 Incentive Award Plan. A resignation is for “good reason” if the Company materially reduces the Executive’s responsibilities or base pay, or relocates the Executive, without the Executive’s consent.

All payments and benefits provided for under a Severance Agreement are conditioned upon the Executive signing and not revoking a release (except in the case of death), and continuing to comply with the terms of the release and any restrictive covenants to which the Executive is a party.

Mr. Sehmi’s Severance Agreement will provide the benefits described above, except that in connection with a Non-Change in Control Termination, he will receive twelve (12) months of base salary as severance, and will be eligible to receive accelerated vesting of 50% of his outstanding time-vested equity awards.

The Board has also approved, but the Company has not yet entered into, Severance Agreements with Dinakar Munagala, Chief Executive Officer, and Val Cook, Chief Software Architect, with certain variances from the form of Severance Agreement. The approved Severance Agreement for Mr. Munagala will provide that for a Non-Change in Control Termination, a resignation for “good reason” is a severance trigger, he will be eligible for twelve (12) months of base salary as severance, and 100% of his time-based equity awards will vest. In the case of a termination in connection with a change in control, Mr. Munagala will receive eighteen (18) months of base salary and paid medical benefits continuation. Mr. Cook’s Severance Agreement will provide for twelve (12) months of severance for a Non-Change in Control Termination.

For Executives with existing severance agreements, the Severance Agreements will replace any such severance entitlements.

This summary of the Severance Agreements is qualified in its entirety by reference to the form of the Severance Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No.	Description
10.1	Form of Blaize Holdings, Inc. Change in Control and Severance Agreement
104	Cover Page Interactive Data File (embedded within the Inline XBRL Document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 5, 2026	Blaize Holdings, Inc.

By: /s/ Dinakar Munagala
Dinakar Munagala
Chief Executive Officer